As filed with the Securities and Exchange Commission on October 26, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

Healthcare Services Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)		23-201836 (I.R.S. Employer Identification Number)
3220 Tillman Drive Glenview Corporate Center, Suite 300 Bensalem, Pennsylvania 19020 (215) 639-4274
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel P. McCartney
Chairman and Chief Executive Officer
Healthcare Services Group, Inc.
3220 Tillman Drive
Glenview Corporate Center, Suite 300
Bensalem, Pennsylvania 19020
                       (215) 639-4274
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
___________________________________

Copies to:
Kenneth A. Schlesinger, Esq. Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300 ________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

large accelerated filer ☒	accelerated filer ☐
non-accelerated filer ☐ (do not check if a smaller reporting company)	smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)(2)	Proposed Maximum offering price per share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration fee(3)
Common Stock, par value $.01 per share: shares reserved for future issuance under the 2012 Equity Incentive Plan	3,338,000	$23.90	$79,778,200	$10,881.75
TOTAL			$	$

(1)
As described in the Explanatory Note in this registration statement, the number of shares of common stock, par value $.01 per share (“Common Stock”) registered hereby consists of (a) 2,000,000 shares being registered for the first time pursuant to the Healthcare Services Group, Inc. (the “Company”) 2012 Equity Incentive Plan (the “2012 Plan”), plus (b) 1,338,000 shares (the “Carryover Shares”) that were previously registered under the Healthcare Services Group, Inc. 2002 Stock Option Plan (the “2002 Plan”) on Form S-8s, filed with the Securities and Exchange Commission on (i) August 22, 2005 (Registration Statement No. 333-127747), (ii) July 30, 2003 (Registration Statement No. 333-107467), and (iii) November 7, 2002 (Registration Statement No. 333-101063) (collectively, the “2002 Plan S-8s”). The Carryover Shares were available for future grants under the 2012 Plan as of May 29, 2012, the date of the adoption of the 2012 Plan, and may now be issued under the 2012 Plan.  A post-effective amendment to the 2002 Plan S-8s to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2012 Plan.  There are also registered hereby such indeterminate number of shares of Common Stock, as may become issuable by reason of the operation of the anti-dilution provisions of the 2012 Plan.

(3)
With respect to the shares available for issuance under the 2012 Plan, pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the offering price per share, solely for the purpose of determining the registration fee, is equal to the average trading price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on October 19, 2012 of $23.90 per share.  The Registrant is paying registration fees solely with respect to the 2,000,000 shares of Common Stock being newly registered hereby.  The registration fees with respect to the Carryover Shares were paid upon filing of the 2002 Plan S-8s as described in Footnote 1 above, and no further registration fees are required with respect to the Carryover Shares.

HEALTHCARE SERVICES GROUP, INC.

EXPLANATORY NOTE

The shareholders of Healthcare Services Group, Inc. (the “Company”) approved the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) on May 29, 2012 (the “Effective Date”).  As provided in the 2012 Plan, the following shares of common stock, par value $.01 per share (“Common Stock”) are available for issuance thereunder: (a) up to 2,000,000 shares (the “New Shares”), and (b) 1,338,000 shares remaining available for future grants under the Company’s 2002 Stock Option Plan (the “2002 Plan”) as of the Effective Date (the “Carryover Shares”); provided that the initial awards that may be granted under the 2012 Plan plus any available shares for issuance under the Company’s other stock option plans may not exceed 5% of the Company’s issued and outstanding Common Stock on the Effective Date, subject to further adjustment .  In addition, the number of shares of Common Stock available for issuance under the 2012 Plan will be increased by the number of shares subject to awards (made under the 2012 Plan or that were outstanding under the 2002 Plan on the Effective Date) that expire, are forfeited, or are settled in cash.  The Company’s authority to grant new awards under the 2002 Plan terminated upon shareholder approval of the 2012 Plan on the Effective Date.

The purpose of this registration statement is to register the New Shares and the Carryover Shares.  The Carryover Shares consist of 1,338,000 shares previously registered under the 2002 Plan on the following Form S-8s, filed with the Securities and Exchange Commission (the “Commission”) on (i) August 22, 2005 (Registration Statement No. 333-127747), (ii) July 30, 2003 (Registration Statement No. 333-107467), and (iii) November 7, 2002 (Registration Statement No. 333-101063) (the “2002 Plan S-8s”).  The 2002 Plan S-8s registered an aggregate of 5,906,250 shares of Common Stock.  A post-effective amendment to the 2002 Plan S-8s to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement.

PROSPECTUS

1,118,107 SHARES OF COMMON STOCK

Healthcare Services Group, Inc.

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to an aggregate of 1,118,107 shares of our common stock that may be issued by us under our 2002 Stock Option Plan, our 2012 Equity Incentive Plan, our 1995 Incentive and Nonqualified Stock Option Plan or pursuant to other grants of options to non-employee Directors.  We previously registered the offer and sale of the shares to the selling shareholders.  This Prospectus also relates to certain underlying options and shares of restricted stock that have not as of this date been granted.  If and when such options or shares of restricted stock are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options or the shares of restricted stock, we will distribute a prospectus supplement.  The shares are being reoffered and resold for the account of the selling shareholders, and we will not receive any proceeds from the sale of our common stock under this prospectus.

The selling stockholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

Our principal executive offices are located at the 3220 Tillman Drive, Glenview Corporate Center, Suite 300, Bensalem, Pennsylvania 19020.  Our telephone number is (215) 639-4274.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “HCSG.”  The last reported sale price for our common stock on October 25, 2012 was $23.99 per share.

This investment involves a high degree of risk.  See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2012.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus or any accompanying supplemental prospectus and the information specifically incorporated by reference.  We have not authorized anyone to provide you with different information or make any additional representations.  This is not an offer of these securities in any state or other jurisdiction where the offer is not permitted.  You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of such documents.

ii

PROSPECTUS SUMMARY

This summary represents a summary of all material terms of the offering and only highlights the more detailed information that appears elsewhere, or incorporated by reference, in this prospectus.  This summary may not contain all the information important to you as an investor.  Accordingly, you should carefully read this entire prospectus before deciding whether to invest in our common stock.

Unless the context otherwise requires, all references to “we,” “us,” or “the Company” in this prospectus refer collectively to Healthcare Services Group, Inc., a Pennsylvania corporation, and its subsidiaries.

SUMMARY OF THE COMPANY

The Company is a Pennsylvania corporation, incorporated on November 22, 1976.  We provide management, administrative and operating expertise and services in the housekeeping, laundry, linen, facility maintenance and dietary service departments of the health care industry, including nursing homes, retirement complexes, rehabilitation centers and hospitals located throughout the United States.  Based on the nature and similarities of the services provided, our business operations consist of two business segments (Housekeeping and Dietary).  We believe that we are the largest provider of our services to the long-term care industry in the United States, rendering such services to over 3,000 facilities in 48 states as of September 30, 2012.  We provide our Housekeeping services to essentially all of the over 3,000 facilities and provide Dietary services to over 650 of such facilities.  Although we do not directly participate in any government reimbursement programs, our clients’ reimbursements are subject to government regulation.  Therefore, they are directly affected by any legislation and regulations relating to Medicare and Medicaid reimbursement programs.

As of September 30, 2012 we operate two wholly-owned subsidiaries, Huntingdon Holdings, Inc. (“Huntingdon”) and Healthcare Staff Leasing Solutions, LLC (“Staff Leasing”).  Huntingdon invests our cash and cash equivalents and manages our portfolio of marketable securities.  Staff Leasing is an entity formed in 2011 to offer professional employer organization (“PEO”) services to potential clients in the health care industry.  As of September 30, 2012 we have entered into PEO service contracts in two states.

Our principal executive offices are located at 3220 Tillman Drive, Glenview Corporate Center, Suite 300, Bensalem, Pennsylvania 19020.  Our telephone number at such location is (215) 639-4274.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the SEC for our common stock offered in this offering.  This prospectus does not contain all the information set forth in the Registration Statement.  You should refer to the Registration Statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits to the Registration Statement for copies of the actual contracts, agreements or other documents.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public over the Internet at the SEC’s Web site at http://www.sec.gov.  You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Reports, proxy statements and other information concerning us can also be inspected at the Nasdaq Global Market Operations, 1735 K Street, N.W., Washington, D.C. 20006.  You may also find recent documents we filed on our website at www.hcsgcorp.com.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the sale of all the shares of Common Stock that are part of this offering.  The documents we are incorporating by reference are as follows:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2011;

(2)	Our Proxy Statement on Schedule 14A for the 2012 Annual Meeting of Stockholders;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(4)	Our Current Report on Form 8-K, filed April 4, 2012;

(5)	Our Current Report on Form 8-K, filed May 31, 2012;

(6)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012;

(7)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012; and

(8)
The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 on April 30, 1984, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

Healthcare Services Group, Inc.
3220 Tillman Drive
Glenview Corporate Center, Suite 300
Bensalem, Pennsylvania  19020
Attention:  John Shea, Chief Financial Officer and Secretary
215-639-4274

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement.  We have not authorized anyone else to provide you with different information.  The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our common stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  We believe these are our most significant risk factors, which may be beyond our control and could cause results to differ significantly from projection.  If such an adverse event occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.  Before you invest in our common stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our common stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 9.

We provide services to several clients who have substantial national nursing home operations which contribute significantly, on an individual, as well as aggregate basis, to our total revenues.  We have one such national client that we consider a Major Client.

Our Major Client accounted for 9% of our 2011 total consolidated revenues, consisting of 11% and 5% of our Housekeeping and Dietary revenues, respectively.  At December 31, 2011, amounts due from such client represented less than 1% of our accounts receivable balance.  Additionally, for the nine-month period ended September 30, 2012, we had several significant clients who each individually contributed at least 3%, with one as high as 7%, to our total consolidated revenues in the nine months ended September 30, 2012.  Although we expect to continue the relationship with these significant clients, there can be no assurance thereof.  The loss, individually or in combination, of such clients, or a significant reduction in the revenues we receive from such clients, would have a material adverse effect on the results of operations of our two operating segments.  In addition, if any of these clients change or alter current payment terms it could increase our accounts receivable balance and have a material adverse effect on our cash flows and cash and cash equivalents.

Our clients are concentrated in the health care industry which is currently facing considerable legislative proposals to reform it.  Therefore, many of our Clients rely on reimbursement from Medicare, Medicaid and other third-party payors.  Rates from such payors may be altered or reduced affecting our Clients’ results of operations and cash flows.

We provide our services primarily to providers of long-term care.  In March 2010, the U.S. Congress enacted the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (the “Act”), and is considering further legislation to reform healthcare in the United States which could significantly impact our clients.  Most recently, in July 2011, the United States Center for Medicare Services issued final rulings which, among other things, reduced, effective October 1, 2011, Medicare payments to nursing centers by 11.1% and changed the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries.  In addition, some states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures.  A few states have indicated it is possible they will run out of cash to pay Medicaid providers, including nursing homes.  In addition, certain state governors have recently stated that they will reject Federal Medicaid assistance under the Act.  We cannot predict what efforts, and to what extent, such legislation and proposals to contain healthcare costs will ultimately impact our clients’ revenues through reimbursement rate modifications.  Congress has enacted a number of major laws during the past decade that have significantly altered, or may alter, overall government reimbursement for nursing home services.  Because our clients’ revenues are generally highly reliant on Medicare, Medicaid and other third-party payors’ reimbursement funding rates and mechanisms, the overall effect of these laws and trends in the long term care industry have affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed upon payment terms.  These factors, in addition to delays in payments from clients have resulted in, and could continue to result in, significant additional bad debts in the future.

Federal health care reform legislation’s eventual impact, including requiring most individuals to have health insurance and establish new regulation on health plans, may adversely affect our business and results of operations.

The Act includes a large number of health-related provisions that become effective over the next three years, including requiring most individuals to have health insurance and establishing new regulations on health plans.  While much of the cost of the recent healthcare legislation enacted will occur on or after 2014 due to provisions of the legislation being phased in over time, changes to our healthcare cost structure could have an impact on our business and operating costs.  Providing such additional health insurance benefits to our employees or the payment of penalties if such coverage is not provided, would increase our expense.  If we are unable to pass-through these charges to our clients to cover this expense, such increases in expense could adversely impact our business and operating costs.

We have clients located in many states which have had and may continue to experience significant budget deficits and such deficits may result in reduction of reimbursements to nursing homes.

Many states, in which our clients are located, have significant budget deficits as a result of lower than projected revenue collections and increased demand for the funding of entitlements.  As a result of these and other adverse economic factors, States Medicaid programs are reconsidering previously approved increases in nursing home reimbursement or are considering delaying those increases.  Some states have over the past year indicated they may be unable to make entitlement payments, including Medicaid payments to nursing homes.  Any disruption or delay in the distribution of Medicaid and related payments to our clients will adversely affect their liquidity and impact their ability to pay us as agreed upon for the services provided.

The Company has substantial investment in the creditworthiness and financial condition of our clients.

The largest current asset on our balance sheet on a net basis is our accounts and notes receivable balances from our clients.  We grant credit to substantially all of our clients.  Deterioration in financial condition across a significant component of our client base could hinder our ability to collect amounts from our clients.  The potential causes of such decline include national or local economic downturns, clients’ dependence on continued Medicare and Medicaid funding and the impact of additional regulatory actions.  When contractual terms are not met, we generally encounter difficulty in collecting amounts due from certain of our clients.  Therefore, we have sometimes been required to extend the period of payment for certain clients beyond contractual terms.  These clients include those who have terminated service agreements and slow payers experiencing financial difficulties.  In making our credit evaluations, in addition to analyzing and anticipating, where possible, the specific cases described above, we consider the general collection risk associated with trends in the long-term care industry.  We also establish credit limits, perform ongoing credit evaluation and monitor accounts to minimize the risk of loss.  Notwithstanding our efforts to minimize credit risk exposure, our clients could be adversely affected if future industry trends change in such a manner as to negatively impact their cash flows.  If our clients experience a negative impact in their cash flows, it would have a material adverse effect on our consolidated results of operations, financial condition and cash flows.

We have a Paid Loss Retrospective Insurance Plan for general liability and workers’ compensation insurance.

We self-insure or carry a high deductible, and therefore retain a substantial portion of the risk associated with the expected losses under our general liability and workers compensation programs.  Under our insurance plans for general liability and workers’ compensation, predetermined loss limits are arranged with our insurance company to limit both our per occurrence cash outlay and annual insurance plan cost.  We regularly evaluate our claims pay-out experience, present value factor and other factors related to the nature of specific claims in arriving at the basis for our accrued insurance claims estimate.  Our evaluation is based primarily on current information derived from reviewing our claims experience and industry trends.  In the event that our known claims experience and/or industry trends result in an unfavorable change in initial estimates of costs to settle such claims resulting from, among other factors, the severity levels of reported claims and medical cost inflation, it would have an adverse effect on our consolidated results of operations, financial condition and cash flows.

Federal, State and Local tax rules can adversely impact our results of operations and financial position.

We are subject to Federal, State and Local taxes in the United States and Canada.  Significant judgment is required in determining the provision of income taxes.  We believe our income tax estimates are reasonable.  Although, if the Internal Revenue Service or other taxing authority disagrees with a tax position we have taken and upon final adjudication we are unsuccessful, we could incur additional tax liability, including interest and penalties.  Such costs and expenses could have a material adverse impact on our results of operations and financial position.  Additionally, the taxability of our services is subject to various interpretations within the taxing jurisdictions of our markets.  Consequently, in the ordinary course of business, a jurisdiction may contest our reporting positions with respect to the application of its tax code to our services.  A jurisdiction’s conflicting position on the taxability of our services could result in additional tax liabilities which we may not be able to pass on to our clients or could negatively impact our competitive position in the respective location.  Additionally, if we or one of our employees fail to comply with applicable tax laws and regulations we could suffer civil or criminal penalties in addition to the delinquent tax assessment.  In the taxing jurisdictions where our services have been determined to be subject to tax, the jurisdiction may increase the tax rate assessed on such services.  We endeavor to pass-through to our clients such tax increases.  In the event we are not able to pass-through any portion of the tax increase, it may have an adverse impact on our gross margin.

Our business and financial results could be adversely affected by unfavorable results of material litigation or governmental inquiries.

We are currently involved in civil litigations and government inquiries which arise in the ordinary course of business.  These matters are related to, among other things, general liability, payroll or employee-related matters, as well as inquiries from governmental agencies.  Legal actions could result in substantial monetary damages as well as adversely affect our reputation and business status with our clients whether we are ultimately determined to be liable or not.  The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify.  The plaintiffs in these types of actions may seek recovery of very large or indeterminate amounts, and such amounts may remain unknown for substantial periods of time.

We assess contingencies to determine the degree of probability and range of possible loss of potential accrual in our financial statements.  We would accrue an estimated loss contingency in our financial statements if it were probable that a liability had been incurred and the amount of the loss could be reasonably estimated.  Due to the unpredictable and unfavorable nature of litigation, assessing contingencies is highly subjective and requires judgments about future events.  The amount of actual losses may differ from our current assessment.  As a result of the costs and expenses of defending ourselves against lawsuits or claims, and risks and consequences of legal actions, regardless of merit, our results of operations and financial position could be adversely affected or cause variability in our results compared to expectations.

We primarily provide our services pursuant to agreements which have a one year term, cancelable by either party upon 30 to 90 days’ notice after the initial 90-day service agreement period.

We do not enter into long-term contractual agreements with our clients for the rendering of our services.  Consequently, our clients can unilaterally decrease the amount of services we provide or terminate all services pursuant to the terms of our service agreements.  Any loss of a significant number of clients during the first year of providing services, for which we have incurred significant start-up costs or invested in an equipment installation, could in the aggregate materially adversely affect our consolidated results of operations and financial position.

We are dependent on the management experience of our key personnel.

We manage and provide our services through a network of management personnel, from the on-site facility manager up to our executive officers.  Therefore, we believe that our ability to recruit and sustain the internal development of managerial personnel is an important factor impacting future operating results and our ability to successfully execute projected growth strategies.  Our professional management personnel are the key personnel in maintaining and selling additional services to current clients and obtaining new clients.

We may be adversely affected by inflationary or market fluctuations in the cost of products consumed in providing our services or our cost of labor.  Additionally, we rely on certain vendors for certain housekeeping, laundry and dietary supplies.

The prices we pay for the principal items we consume in performing our services are dependent primarily on current market prices.  We have consolidated certain supply purchases with national vendors through agreements containing negotiated prospective pricing.  In the event such vendors are not able to comply with their obligations under the agreements and we are required to seek alternative suppliers, we may incur increased costs of supplies.

Dietary supplies, to a much greater extent than Housekeeping supplies, are impacted by commodity pricing factors, which in many cases are unpredictable and outside of our control.  Although we endeavor to pass on to clients such increased costs, from time to time, sporadic unanticipated increases in the costs of certain supply items due to market conditions may result in a timing delay in passing on such increases to our clients.  It is this type of spike in Dietary supplies’ costs that could most adversely affect Dietary’s operating performance.  The adverse effect would be realized if we delay in passing on such costs to our clients or in instances where we may not be able to pass such increase on to our clients until the time of our next scheduled service billing review.  We endeavor to mitigate the impact of unanticipated increase in such supplies’ costs thought consolidation of vendors, which increases our ability to obtain reduced pricing.

Our cost of labor may be influenced by unanticipated factors in certain market areas or increases in the respective collective bargaining agreements of our clients, to which we assent.  A substantial number of our employees are hourly employees whose wage rates are affected by increases in the federal or state minimum wage rates.  We are subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions.  As collective bargaining agreements are renegotiated or minimum wage rates increase, which will occur in eight states in 2012, we may need to increase the wages paid to employees.  This may be applicable to not only minimum wage employees but also to employees at wage rates which are currently above the minimum wage.  Although we have contractual rights to pass such wage increases through to our clients, our delay in, or inability to pass such wage increases through to our clients could have a material adverse effect on our financial condition, results of operations and cash flows.

Any perceived or real health risks related to the food industry could adversely affect our Dietary segment.

We are subject to risks affecting the food industry generally, including food spoilage and food contamination.  Our products are susceptible to contamination by disease-producing organisms, or pathogens, such as listeria monocytogenes, salmonella, campylobacter, hepatitis A, trichinosis and generic E. coli.  Because these pathogens are generally found in the environment, there is a risk that these pathogens could be introduced to our products as a result of improper handling at the manufacturing, processing or foodservice level.  Our suppliers’ manufacturing facilities and products are subject to extensive laws and regulations relating to health, food preparation, sanitation and safety standards.  Difficulties or failures by these companies in obtaining any required licenses or approvals or otherwise complying with such laws and regulations could adversely affect our operations and revenue.  Furthermore, we cannot assure you that compliance with governmental regulations by our suppliers will eliminate the risks related to food safety.

Events reported in the media, such as incidents involving food-borne illnesses or food tampering, whether or not accurate, can cause damage to the reputation of our Dietary segment.  In addition, to the extent there is an outbreak of food related illness in any of our client facilities; it could materially harm our business, results of operations and financial condition.

Our investments represent a significant amount of our assets that may be subject to fluctuating and even negative returns depending upon interest rate movements and financial market conditions.

Although management believes we have a prudent investment policy, we are exposed to fluctuations in interest rates and in the market values of our investment portfolio which could adversely impact our financial condition and results of operations.  Our marketable securities are primarily invested in municipal bonds.  We believe that our investment criteria which includes reducing our exposure to individual states, requiring certain credit ratings and limiting our investments’ duration period, reduces our exposure related to the financial duress and budget shortfalls that many state and local governments currently face.

Market expectations are high and rely greatly on execution of our growth strategy and related increases in financial performance.

Management believes the historical price increases of our Common Stock reflect high market expectations for our future operating results.  In particular, our ability to attract new clients, through organic growth or acquisitions, has enabled us to execute our growth strategy and increase market share.  Our business strategy focuses on growth and improving profitability through obtaining service agreements with new clients, providing new services to existing clients, obtaining modest price increases on current service agreements with existing clients and maintaining internal cost reduction strategies at our various operational levels.  In respect to providing new services to new or existing clients, our strategy is to achieve corresponding profit margins in each of our segments.  If, in the event we are not able to continue either historical client, revenue and profitability growth rates or projected improvement in such factors, our operating performance may be adversely affected and the high expectations for our market performance may not be met.  Any failure to meet the market’s high expectations for our revenue and operating results may have an adverse effect on the market price of our Common Stock.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on our ability to report our financial results on a timely and accurate basis.

We are required to maintain internal control over financial reporting pursuant to Rule 13a-15 under the Exchange Act.  Failure to maintain such controls could result in misstatements in our financial statements and potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or could cause us to delay the filing of required reports with the SEC and our reporting of financial results.  Any of these events could result in a decline in the price of shares of our common stock.  Although we have taken steps to maintain our internal control structure as required, we cannot assure you that control deficiencies will not result in a misstatement in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions.  Words such as “believes”, “anticipates”, “plans”, “expects”, “intends”, “will”, “goal”, and similar expressions are intended to identify forward-looking statements.  The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Such forward looking information is also subject to various risks and uncertainties.  Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3% with one as high as 7% to our total consolidated revenues in the three and/or nine month periods ended September 30, 2012; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in this prospectus as well as in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011 in Part I thereof under “Government Regulation of Clients,” “Competition” and “Service Agreements/Collections,” and under Item IA “Risk Factors.” Many of our clients’ revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress and related agencies have affected through the enactment of a number of major laws and regulations during the past decade, including the March 2010 enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (the “Act”).  Most recently, on July 29, 2011, the United States Center for Medicare Services issued final rulings which, among other things, reduced Medicare payments to nursing centers by 11.1% and changed the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries.  In addition, some states have enacted or are considering enacting measures designed to reduce their Medicare expenditures and certain state governors have recently stated that they will reject Federal Medicaid assistance under the Act.  Currently, the U.S. Congress is considering further changes or revising legislation relating to health care in the United States which, among other initiatives, may impose cost containment measures impacting our clients.  These laws and proposed laws and forthcoming regulations have significantly altered, or threaten to significantly alter, overall government reimbursement funding rates and mechanisms.  The overall effect of these laws and trends in the long-term care industry has affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed upon payment terms.  These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future.  Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels.  Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

USE OF PROCEEDS

The shares of Common Stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus.  See “Selling Shareholders.”  All net proceeds from the sale of the Common Stock will go to the stockholders who offer and sell their shares.  We will not receive any part of the proceeds from such sales of Common Stock.  We will, however, receive the exercise price of the options at the time of their exercise.  Such proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING SHAREHOLDERS

This Prospectus relates to the reoffer and resale of Shares issued or that may be issued to the Shareholders (who are deemed to be affiliates) under the 2012 Equity Incentive Plan, the 2002 Stock Option Plan, the 1995 Incentive and Non-Qualified Stock Option Plan or other grants to non-employee Directors.

The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Shareholder at September 30, 2012, (ii) the number of Shares of Common Stock to be offered for resale by each Selling Shareholder (i.e., the total number of shares underlying options held by each selling shareholder irrespective of whether such options are presently exercisable or exercisable within 60 days of September 30, 2012), and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after completion of the offering (i.e. such number is exclusive of shares underlying options):

Name	Number of shares of Common Stock Owned at September 30, 2012(1)	Number of Shares to be Offered for Resale	Number of shares of Common Stock/ Percentage of Class to be Owned After Completion of the Offering
Daniel P. McCartney(2)	3,497,272(3)	500,010	3,087,260/4.6%
Joseph F. McCartney(4)	212,429(5)	149,380	99,048/*
Theodore Wahl(6)	172,520(7)	51,750	158,120/*
Bryan D. McCartney(8)	149,969(9)	144,750	59,218/*
Michael E. McBryan(10)	112,932(11)	134,362	32,569*
Robert L. Frome(12)	78,004(13)	49,315	46,681/*
Dino Ottaviano(14)	1,791(15)	20,494	290/*
John M. Briggs(16)	33,630(17)	19,795	31,827/*
Robert J. Moss(18)	15,508(19)	33,500	--
John Shea (20)	1,695(21)	9,750	595/*
Diane S. Casey(22)	--	5,001	--/*
John McFadden(23)	--	--	--/*

_______________

*	less than one percent

(1)
A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after September 30, 2012 upon the exercise of options.  Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days after September 30, 2012) have been exercised.  Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	Daniel P. McCartney has been Chief Executive Officer and Chairman of the Board of the Company since 1977.

(3)
Includes incentive stock options to purchase 112,176 shares and nonqualified stock options to purchase 297,836 shares and 66,773 shares credited to Mr. McCartney’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.  Daniel P. McCartney is the brother of Joseph F. McCartney and Bryan D. McCartney and the father-in-law of Theodore Wahl.

(4)	Joseph F. McCartney has been a Director of the Company since 1983 and Divisional Vice President of the Company for more than five (5) years.

(5)
Includes incentive stock options to purchase 64,730 shares and nonqualified stock options to purchase  48,651 shares and 12,211 shares credited to Mr. McCartney’s account (but unissued) in connection with the Company’s Deferred Compensation Plan and 7,820 shares held in joint custody by Mr. McCartney’s wife with their adult children and her mother.

(6)
Theodore Wahl has been a Director of the Company since 2011 and President and Chief Operating Officer since April 2012.  Mr. Wahl joined the Company in 2004 and previously served in several capacities, including Executive Vice President and Chief Operating Officer.

(7)
Includes incentive stock options to purchase 14,123 shares and nonqualified stock options to purchase 277 shares, all currently exercisable, and 3,652 shares credited to Mr. Wahl’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.  Additionally, includes 71,855 and 14,461 shares held by Mr. Wahl’s wife and minor children, respectively.

(8)
Mr. McCartney has been Executive Vice President since April 2012.  Mr. McCartney joined the Company in 1983 and previously served in several positions, including Senior Vice President.  Mr. McCartney is the brother of Mr. Daniel P. McCartney and Mr. Joseph F. McCartney.

(9)
Includes incentive stock options to purchase 40,369 shares and nonqualified stock options to purchase 50,382 shares, and 16,284 shares credited to Mr. McCartney’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.  Additionally, includes 26,745 shares held by Mr. McCartney’s children.

(10)	Mr. McBryan has been a Director since 2011 and Executive Vice President since April 2012. Mr. McBryan joined the Company in 1988 and has served in several positions, including Senior Vice President.

(11)
Includes incentive stock options to purchase 29,981 shares and nonqualified stock options to purchase 50,382 shares, all currently exercisable, and 25,395 shares credited to Mr. McBryan’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.

(12)	Robert L. Frome has been a Director of the Company since 1983.

(13)	Includes nonqualified stock options to purchase 31,323 shares.

(14)	Mr. Ottaviano has been a Director of the Company since 2007.

(15)	Includes nonqualified stock options to purchase 1,501 shares.

(16)	John M. Briggs has been a Director of the Company since 1993 and the lead independent Director since April 2012.

(17)	Includes nonqualified stock options to purchase 1,803 shares.

(18)	Robert J. Moss has been a Director of the Company since 1992.

(19)	Represents nonqualified stock options to purchase 15,508 shares.

(20)
Mr. Shea has been the Company’s Chief Financial Officer since April 2012.  Mr. Shea joined the Company in 2009 and has served in several positions, including Vice President of Finance and Chief Accounting Officer.

(21)	Includes incentive stock options to purchase 1,100 shares and 595 shares credited to Mr. Shea’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.

(22)	Ms. Casey has been a Director of the Company since 2011.

(23)	Mr. McFadden has been a Director of the Company since May 2012.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Subject to compliance with applicable law, the selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from a selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our being notified in writing by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We have not registered or qualified offers and sales of shares of the Common Stock under the laws of any country, other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

The selling shareholders have represented to us that any purchase or sale of shares of Common Stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our Common Stock (a “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our Common Stock or any right to purchase our Common Stock, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our Common Stock except for the purpose of preventing or retarding a decline in the open market price of our Common Stock.  No such person may affect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling shareholders will be reoffering and reselling our Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our Common Stock.

There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.

We are required to pay all fees and expenses incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Frome Wolosky LLP, 65 East 55th Street, New York, New York 10022.  Robert L. Frome, a member of Olshan Frome Wolosky LLP, is a director of the registrant and owns 46,681 shares and holds options to purchase 49,315 shares of Common Stock of the Company.  In addition, an of counsel of such Firm owns 17,482 shares of Common Stock of the Company.  The shares underlying the options held by Mr. Frome were previously registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the sale of all the shares of Common Stock that are part of this offering.  The documents we are incorporating by reference are as follows:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2011;

(2)	Our Proxy Statement on Schedule 14A for the 2012 Annual Meeting of Stockholders;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(4)	Our Current Report on Form 8-K, filed April 4, 2012;

(5)	Our Current Report on Form 8-K, filed May 31, 2012

(6)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012; and

(7)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012; and

(8)
The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 filed on April 30, 1984, including any amendments or reports filed for the purpose of updating that description.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interest of Named Experts and Counsel

Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Frome Wolosky LLP, 65 East 55th Street, New York, New York 10022.  Robert L. Frome, a member of Olshan Frome Wolosky LLP, is a director of the registrant and owns 46,681 shares and holds options to purchase 49,315 shares of Common Stock of the Company.  In addition, an of counsel of such Firm owns 17,482 shares of Common Stock of the Company.  The shares underlying the options held by Mr. Frome were previously registered.

Item 6.	Indemnification of Directors and Officers

Sections 1741 through 1750 of Subchapter C of Chapter 17 of the Pennsylvania Business Corporation Law (the “BCL”) contain, among other things, provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel.

Under Section 1741, unless otherwise limited by its by-laws, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741.  However, indemnification is not provided under Section 1742 with respect to any claim, issue or matter as to which a director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, a director or officer is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Section 1743 provides that indemnification against expenses is mandatory to the extent that the director or officer has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of directors and officers is proper because the director or officer met the applicable standard of conduct, and such determination will be made by the Board of Directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in the Subchapter may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by a court having jurisdiction that he is not entitled to be indemnified by the corporation.

Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by the Subchapter shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against the liability under this Subchapter of the BCL.

Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in the Subchapter to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.

The foregoing provisions substantially overlap the provisions of the Pennsylvania Directors’ Liability Act, 42 Pa. C.S. ss. 8365, which are also applicable to the Company.

Article XI of the Company’s By-laws provides, in part, that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the BCL.

Article XII of the Company’s By-laws provides, in part, that:

“A Director shall not be liable for monetary damages as such for any action taken, or any failure to take action, unless (1): the director has breached or failed to perform the duties of his office under Section 8363 of the Pennsylvania Consolidated Statutes and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not relieve a director of responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to local, state or Federal law.”

The Company has purchased director and officer liability insurance for its directors and officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.                      Description

4.1	2012 Equity Incentive Plan, incorporated by reference to Exhibit A to Proxy Statement on Schedule 14A dated April 9, 2012.

5.1*	Opinion of Olshan Frome Wolosky LLP with respect to legality of the Common Stock.

23.1*	Consent of Grant Thornton LLP, an independent registered public accounting firm.

23.2*	Consent of Olshan Frome Wolosky LLP, included in Exhibit No. 5.1.

24.1*	Power of Attorney, included on the signature page to this Registration Statement.

_______________

*	Filed herewith.

Item 9.	Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bensalem, Commonwealth of Pennsylvania, on this 23rd day of October, 2012.

HEALTHCARE SERVICES GROUP, INC. (Registrant)

/s/ Daniel P. McCartney
Daniel P. McCartney, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.  Each of the undersigned officers and directors of Healthcare Services Group, Inc. hereby constitutes and appoints Daniel P. McCartney and John C. Shea and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Healthcare Services Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Daniel P. McCartney	Chief Executive Officer and Chairman	October 23, 2012
Daniel P. McCartney	(Principal Executive Officer)

/s/ Theodore Wahl	Director and President and Chief	October 23, 2012
Theodore Wahl	Operating Officer

/s/ Michael E. McBryan	Director and Executive Vice President	October 23, 2012
Michael E. McBryan

/s/ Joseph F. McCartney	Director and Divisional Vice President	October 23, 2012
Joseph F. McCartney

/s/ Robert L. Frome	Director	October 23, 2012
Robert L. Frome

/s/ Diane S. Casey	Director	October 23, 2012
Diane S. Casey

/s/ John M. Briggs	Director	October 23, 2012
John M. Briggs

/s/ Robert J. Moss	Director	October 23, 2012
Robert J. Moss

/s/ Dino D. Ottaviano	Director	October 23, 2012
Dino D. Ottaviano

/s/ John J. McFadden	Director	October 23, 2012
John J. McFadden

/s/ John C. Shea	Chief Financial Officer and Secretary	October 23, 2012
John C. Shea	(Principal Financial and Accounting Officer)

October 23, 2012

Healthcare Services Group, Inc.
3220 Tillman Drive
Glenview Corporate Center, Suite 300
Bensalem, Pennsylvania  19020

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Healthcare Services Group, Inc. a Pennsylvania corporation (the “Company”), in connection with the filing of its registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 3,338,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to the terms and in the manner set forth in the Company’s 2012 Equity Incentive Plan (the “Plan”).

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Plan, the Certificate of Incorporation and By-laws, each as amended, and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity and completeness of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Shares to be issued under the Plan, when issued pursuant to the terms and in the manner set forth in the Plan, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP